Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

ATTILA A. KOVACH

MELINDA R. KOVACH

LASZLO A. KOVACH

and

BLACKSMITH DISTRIBUTING, INC.

May 11, 2005

TABLE OF CONTENTS

ARTICLE I Stock Purchase; Closing		1
1.1.	Stock Purchase	1
1.2.	The Closing	1
1.3.	Adjustments to Purchase Price	2

ARTICLE II Representations and Warranties of Sellers Regarding the Company		2
2.1.	Organization and Corporate Power	4
2.2.	Capitalization	4
2.3.	Subsidiaries; Investments; Indebtedness	4
2.4.	Authorization; No Breach	4
2.5.	Financial Statements	5
2.6.	Absence of Undisclosed Liabilities	5
2.7.	Accounts Receivable; Inventory	6
2.8.	Product Warranty	6
2.9.	Absence of Certain Developments	6
2.10.	Assets	8
2.11.	Tax Matters	8
2.12.	Contracts and Commitments	10
2.13.	Intellectual Property Rights	11
2.14.	Litigation	12
2.15.	Brokerage	12
2.16.	Insurance	13
2.17.	Labor Matters	13
2.18.	Employee Benefits	13
2.19.	Compliance with Laws; Permits; Prohibited Payments	15
2.20.	Environmental and Safety Matters	15
2.21.	Affiliate Transactions	16
2.22.	Suppliers and Customers	16
2.23.	Real Property	17
2.24.	Product Liability	18
2.25.	Disclosure	18

ARTICLE III Representations and Warranties of Sellers		18
3.1.	Power and Authority	18
3.2.	Authorization; No Breach	18
3.3.	Title to Shares	18
3.4.	Affiliate Transactions	19
3.5.	Brokerage	19
3.6.	Litigation, etc.	19

ARTICLE IV Representations and Warranties of Buyer		19
4.1.	Organization, Power and Authority	19
4.2.	Authorization; No Breach	19
4.3.	Brokerage	20

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ARTICLE V Pre-Closing Covenants and Agreements		20
5.1.	Conduct of Business	20
5.2.	Further Assurances	21
5.3.	Access	21
5.4.	Notification of Certain Matters	21
5.5.	Exclusivity	21
5.6.	Qualifications	22

ARTICLE VI Closing Conditions		22
6.1.	Conditions Precedent to Obligations of Buyer	22
6.2.	Conditions Precedent to Obligations of the Sellers	24

ARTICLE VII Indemnification		25
7.1.	Survival of Representations and Warranties	25
7.2.	General Indemnification	25

ARTICLE VIII Post-Closing Covenants and Agreements		29
8.1.	Tax Matters	29
8.2.	Non-Solicitation and Non-Competition	31
8.3.	Further Assurances; Transition Assistance	33
8.4.	Confidentiality	33
8.5.	Release	33

ARTICLE IX Termination		34
9.1.	Termination	34
9.2.	Effect of Termination	34

ARTICLE X Definitions		34

ARTICLE XI Miscellaneous		41
11.1.	Fees and Expenses	41
11.2.	Press Release and Announcements	41
11.3.	Remedies	41
11.4.	Consent to Amendments; Waivers	41
11.5.	Successors and Assigns	41
11.6.	Severability	42
11.7.	Counterparts	42
11.8.	Descriptive Headings; Interpretation	42
11.9.	Entire Agreement	42
11.10.	Confidentiality Agreement.	42
11.11.	No Third-Party Beneficiaries	42
11.12.	Schedules and Exhibits	43
11.13.	Governing Law	43
11.14.	Waiver of Jury Trial	43
11.15.	Jurisdiction	43
11.16.	Notices	43
11.17.	No Strict Construction	45

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EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	–	Form of the Escrow Agreement
Exhibit B	–	Net Working Capital
Exhibit C	–	Supply Agreement
Exhibit D	–	Form of Lease

Schedules (and Relevant Section References)

Schedule 2.1	–	Qualifications

Schedule 2.2	–	Capitalization

Schedule 2.3	–	Indebtedness

Schedule 2.4	–	Consents

Schedule 2.5	–	Financial Statements

Schedule 2.6	–	Liabilities

Schedule 2.8	–	Product Warranty

Schedule 2.9	–	Developments

Schedule 2.11	–	Taxes

Schedule 2.12	–	Contracts

Schedule 2.13	–	Intellectual Property

Schedule 2.14	–	Litigation

Schedule 2.16	–	Insurance

Schedule 2.17	–	Labor Matters

Schedule 2.18	–	Employee Benefits

Schedule 2.19(a)	–	Compliance

Schedule 2.19(b)	–	Permits

Schedule 2.20	–	Environmental

Schedule 2.21	–	Affiliate Transactions

Schedule 2.22	–	Suppliers and Customers

Schedule 2.23	–	Leased Property

Schedule 5.1	–	Conduct of Business

Schedule 6.1(e)	–	Distribution of Excluded Assets

Schedule 8.1	–	Purchase Price Allocation

Schedule 10	–	Truck Leases

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 11, 2005, is entered into by and among Keystone Automotive Operations, Inc., a Pennsylvania corporation (“Buyer”), Attila A. Kovach, Melinda R. Kovach and Laszlo A. Kovach (“Sellers”), and Blacksmith Distributing, Inc., an Indiana corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE X below.

WHEREAS, Sellers own all of the Company’s common stock, no par value (the “Common Stock”); and

WHEREAS, the parties to this Agreement desire that Buyer, or its assigns, shall purchase from Sellers 12,697 shares of the Common Stock, which are all of the issued and outstanding shares of capital stock of the Company (the “Shares”) in consideration for $30,000,000 (the “Base Purchase Price” and, as the Base Purchase Price may be adjusted pursuant to Section 1.2(b)(ii), the “Purchase Price”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Stock Purchase; Closing

1.1. Stock Purchase. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares and, in exchange, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to Sellers.

1.2. The Closing.

(a) Time and Place of Closing. Subject to the satisfaction (or waiver by the applicable party) of the conditions set forth ARTICLE VI, the consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place at the offices of Warrick & Boyn, LLP, 121 W. Franklin Street, Suite 400, Elkhart, Indiana, commencing at 10:00 a.m. local time on May 18, 2005. The date and time of the Closing are referred to as the “Closing Date”.

(b) Deliveries and Proceedings at the Closing . At the Closing:

(i) Deliveries by Sellers to Buyer. Sellers shall deliver to Buyer certificate(s) representing the Shares.

(ii) Deliveries by Buyer to Sellers. Buyer (or its assigns) shall pay (or caused to be paid) to Sellers an amount equal to the sum of the Base Purchase Price, minus (w) Indebtedness of the Company as of immediately prior to the Closing, minus (x) Seller Expenses, minus (y) the Indemnification Escrow Amount, and minus (z) Sellers’ Share of Lease

Termination Payments, by wire transfer of immediately available funds to one or more accounts as designated by Sellers, such account or accounts to be designated by written notice to Buyer not less than two business days prior to the Closing Date. Each Seller acknowledges and agrees that Buyer shall not have any liability to any Seller in respect of such Seller’s share of the Purchase Price to the extent Buyer pays to the Sellers the Purchase Price in accordance with this Section 1.2(b)(ii).

(iii) Deliveries by Buyer to Escrow Agent. Buyer shall pay the Indemnification Escrow Amount by wire transfer of immediately available funds to the Escrow Agent pursuant to the Escrow Agreement.

(iv) Other Deliveries. The closing certificates, opinion of counsel and other documents and agreements required to be delivered pursuant to this Agreement with respect to the Closing shall be delivered.

1.3. Adjustments to Purchase Price.

(a) The Purchase Price shall be adjusted, dollar for dollar, by the amount, if any, by which the Net Working Capital as of the Closing Date is greater or less than the Target Net Working Capital. If the Net Working Capital as of the Closing Date is (x) greater than the Target Net Working Capital, then the Purchase Price shall be increased by the amount of such excess and (y) less than the Target Net Working Capital, the Purchase Price shall be decreased by the amount of such deficiency. To the extent that the Purchase Price is adjusted as contemplated hereby, Buyer or Sellers, as applicable, shall pay such amount to Sellers or Buyer, as applicable, within five (5) business days of the final determination of such amount pursuant to Section 1.3(b), together with interest thereon at a rate equal to the sum of (x) the prime rate as then in effect and published in the Wall Street Journal on the day of the final determination plus (y) three hundred (300) basis points (the “Applicable Rate”) calculated on the basis of the number of days elapsed from the Closing Date to the date of the payment, by wire transfer of immediately available funds to one or more accounts designated by Sellers or Buyer, as applicable.

(b) Promptly after the Closing Date, but in any event within 45 days after the Closing Date, Buyer shall deliver to Sellers the Draft Closing Balance Sheet and the Statement (as defined below). In connection with the preparation of the Draft Closing Balance Sheet, all known arithmetic errors in the Balance Sheet shall be taken into account and no changes in accounting principles, policies, procedures or methodologies shall be made from those used in preparing the Balance Sheet, including, without limitation, with respect to the nature and classification of accounts or the determination of the level of reserves, accruals or materiality. The closing statement (in its final and binding form, the “Statement”) setting forth the Net Working Capital as of the close of business on the Closing Date in accordance with Exhibit B hereto. During the 30 days immediately following Sellers’ receipt of the Statement, Sellers shall be permitted to review the working papers relating to the Statement. The Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Sellers unless Sellers give written notice of their disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted and (B) only include disagreements based on mathematical errors or based on the Net Working Capital as of the close of business on the Closing Date not being calculated in accordance with the definition of Net Working Capital in ARTICLE X. If a timely Notice of Disagreement is received by Buyer, then the Draft Closing Balance Sheet and the Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor; provided, that any items that are not so disputed shall become final and binding upon the parties on the thirtieth (30th) day following Sellers’ receipt of the Statement. During the 30 days immediately following the delivery of a Notice of Disagreement, Buyer and Sellers shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Buyer shall have full access to the working papers of Sellers used in connection with Sellers’ preparation of the Notice of Disagreement. If, at the end of such 30-day period, any matter specified in the Notice of Disagreement has not been resolved by Sellers and Buyer, Sellers and Buyer shall submit to an independent auditing firm of national recognition mutually selected by Buyer and Sellers (the “Independent Auditor”) for review and resolution any such matters which remain in dispute (including such party’s proposed resolution thereof and resulting value of Net Working Capital) and which were properly included in the Notice of Disagreement, and the Independent Auditor shall make a final determination of the Net Working Capital as of the close of business on the Closing Date based solely on presentations by Buyer and Sellers (and not by independent review), which determination shall be binding on the parties. The Independent Auditor (i) shall be bound by the principles set forth in this Section 1.3, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(c) The Independent Auditor shall be retained to resolve such dispute promptly and, in any event, within 30 days from the date the dispute is submitted to the Independent Auditor. The fees and expenses of the Independent Auditor acting under this Section 1.3 shall be borne proportionately by Buyer and Sellers on the basis of the discrepancy (in dollars) between such party’s determination of the Net Working Capital as of the close of business on the Closing Date and the final and binding determination of the Net Working Capital as of the close of business on the Closing Date by the Independent Auditor. The determination of the Net Working Capital as of the close of business on the Closing Date as determined by agreement of the parties or by the Independent Auditor shall be final and binding on the parties. The Purchase Price as further adjusted pursuant to this Section 1.3 shall be referred to herein as the “Final Purchase Price”.

ARTICLE II

Representations and Warranties of Sellers Regarding the Company

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers, jointly and severally, hereby represents and warrants to Buyer as follows:

2.1. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified (which such jurisdictions are set forth on the Schedule 2.1 attached hereto), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted, to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement. The copies of the Company’s charter documents and bylaws which have been furnished to Buyer reflect all amendments made thereto at any time prior to the date of this Agreement and are true, complete and correct. The minute books of the Company (containing the records of meetings of the stockholders, the Company’s board of directors and any committees of the Company’s board of directors) are true, complete and correct. The stock certificate books and the stock record books of the Company are true, complete and correct.

2.2. Capitalization. The authorized capital stock of the Company consists of 20,000 shares of the Common Stock, 12,697 shares of which are issued and outstanding and are held beneficially and of record by Sellers as set forth on Schedule 2.2 attached hereto, in each case free and clear of any Liens. Upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Sellers for transfer to Buyer, and upon Sellers’ receipt of payment therefor, valid title to the Shares will pass to Buyer, free and clear of any Liens. As of the Closing and immediately thereafter, the Shares shall constitute all of the issued and outstanding shares of the Company’s capital stock, will be duly authorized, validly issued and non-assessable and will have been issued free and clear of any preemptive or similar rights. Except as set forth on Schedule 2.2 attached hereto, the Company has no outstanding (i) stock or securities convertible, exercisable or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or (ii) any stock appreciation rights or phantom stock or similar plans or rights. There are no (x) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock or (y) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock.

2.3. Subsidiaries; Investments; Indebtedness. The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not have, and does not hold the right to make, an Investment in any other Person. Except as set forth on Schedule 2.3 attached hereto, the Company has no Indebtedness.

2.4. Authorization; No Breach.

(a) The Company’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which it is a party have been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and all other agreements and instruments contemplated hereby to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

(b) Except as set forth on Schedule 2.4 attached hereto, the execution and delivery by the Company of this Agreement and all other agreements and instruments contemplated hereby to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Company’s capital stock or assets, including without limitation, the Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (A) the articles of incorporation or bylaws of the Company, (B) any Law to which the Company is subject, or any order, judgment or decree or (C) any agreement or instrument to which the Company is subject, except in the case of subclause (B) and (C) above, for any conflict, breach, default, creation, modification, termination, acceleration, violation or requirement that would not be material in any respect.

2.5. Financial Statements. Attached hereto as Schedule 2.5 are (a) combined and reviewed balance sheet and statements of income and cash flow for the Company as of and for the fiscal years ended December 31, 2002 and December 31, 2003, (b) combined and audited balance sheet for the Company as of December 31, 2004 and reviewed statements of income and cash flow for the Company for the fiscal year ended December 31, 2004, and (c) unaudited balance sheet and statements of income and cash flows for the Company as of and for the 3-month period ended as of March 31, 2005 (collectively, the “Financial Statements”). Except as set forth on Schedule 2.5 attached hereto, each of the Financial Statements (including, if applicable, the notes thereto, if any) is correct and complete, has been prepared from, and is in accordance with, the books and records of the Company (which are correct and complete in all material respects), and fairly presents in all material respects the financial condition as of the dates thereof, operating results and cash flows for the periods of the Company then ended and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby in accordance with past custom and practice of the Company (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments); provided, that the Company’s year-end financial statements have been prepared on a combined basis with certain of the Company’s Affiliates in accordance with GAAP and such Affiliates are not being acquired by Buyer pursuant to this Agreement; provided, further, that the financial condition, operating results and cash flows for such Affiliates, individually and in the aggregate, are not material to the financial condition, operating results or cash flows of the Company.

2.6. Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.6 attached hereto, the Company does not have any material obligation or Liability, other than (i) Liabilities set forth on the liabilities side of the Balance Sheet, or (ii) Liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of law or environmental Liability or clean-up obligation and none of which is material either individually or in the aggregate).

2.7. Accounts Receivable; Inventory. All notes and accounts receivable reflected on the Balance Sheet are valid notes and accounts receivables subject to no set-offs or counterclaims, have been prepared from, and are in accordance with, the books and records of the Company, arose solely out of bona fide sales and delivery of goods and performance of services, are current and, to the Knowledge of the Company, are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Balance Sheet, as adjusted for the passage of time through the Closing Date consistent with past custom and practice. The inventory shown on the Balance Sheet consists and shall consist of a quantity and quality usable and saleable in the ordinary course of business consistent with past custom and practice at normal selling prices, is merchantable and fit for the purpose for which it was produced or manufactured, and none of which is slow-moving, obsolete, damaged or defective (excluding inventory returned or to be returned for warranty claims), subject only to the reserve for inventory writedown set forth on the Balance Sheet, as adjusted for the passage of time through the Closing Date consistent with past custom and practice.

2.8. Product Warranty. All products sold or delivered by the Company have been in conformity in all material respects with all applicable contractual commitments of the Company, and the Company does not have any Liability (and has not received written notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such Liability) for replacement thereof or other damages in connection therewith, other than replacements or damages in the ordinary course of business consistent with past custom and practice. Except as set forth on Schedule 2.8 attached hereto, no products sold or delivered by the Company and no services rendered by the Company are subject to any guarantee, warranty or other indemnity of the Company beyond the applicable industry standard terms and conditions of such sale or service.

2.9. Absence of Certain Developments. Since December 31, 2004, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement and as set forth on Schedule 2.9 attached hereto, since December 31, 2004, the Company has conducted its business only in the ordinary course consistent with past custom and practice, and the Company has not:

(a) authorized for issuance, issued, sold, delivered, or granted any notes, bonds or other debt securities or any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b) incurred any Indebtedness;

(c) discharged or satisfied any Lien or paid any material obligation or Liability, other than current Liabilities paid in the ordinary course of business consistent with past custom and practice;

(d) declared, set aside or made any payment or distribution of cash or other property with respect to its capital stock or other equity securities or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(e) sold, assigned, transferred, leased, licensed, failed to maintain or abandoned any of its assets, tangible or intangible, , or taken any action that could reasonably be expected to cause the loss, lapse or abandonment of any Company Intellectual Property Rights, except in the ordinary course of business consistent with past custom and practice;

(f) made or granted any bonus or any wage or salary increase to, or changed any material employment or retention terms with, any employee or group of employees or contractors, including salespersons (other than bonuses and wage increases in the ordinary course of business consistent with past custom and practice), entered into or increased amount or duration of any severance arrangement, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or entered into, modified or terminated any collective bargaining agreement or relationship;

(g) made capital expenditures or commitments therefor in excess of $200,000 in the aggregate (but has made all capital expenditures required to be made in the ordinary course to preserve and maintain the business of the Company);

(h) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Persons or formed any Subsidiary;

(i) suffered any damage, destruction or casualty loss exceeding $10,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(j) made any change in its cash management practices or in any method of accounting or accounting policies, or made any write-down in the value of its inventory that is material or outside of the ordinary course of business consistent with past custom and practice;

(k) other than compensation paid in the ordinary course of business, consistent with past custom and practice, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement with any of its officers, directors, shareholders or other Affiliates;

(l) amended its charter, bylaws or other organizational documents;

(m) taken any action or omitted to take any action which act or omission would reasonably be expected to have a Material Adverse Effect;

(n) entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or Liabilities in connection therewith;

(o) entered into any acquisition agreement or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(p) cancelled or waived (i) any right material to the operation of its business or (ii) any debts or claims against any of its Affiliates;

(q) accelerated, terminated, modified or cancelled any agreement, contract, lease, license or other arrangement involving more than $25,000;

(r) delayed, postponed or canceled the payment of accounts payable or any other Liability; or

(s) agreed, whether orally or in writing, to do any of the foregoing.

2.10. Assets. The Company has good and valid title to, or a valid and enforceable license or leasehold interest in, the properties and assets, tangible or intangible, shown on the Balance Sheet or acquired thereafter, free and clear of all Liens, except for (a) properties and assets disposed of in the ordinary course of business since March 31, 2005 and (b) Permitted Liens. The Company owns, has a valid leasehold interest in, or has a valid and enforceable license to use, all of the assets, properties and rights, whether tangible or intangible, necessary for the conduct of its business as presently conducted. Each tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used.

2.11. Tax Matters.

(a) Except as set forth on Schedule 2.11 attached hereto:

(i) the Company has filed all Tax Returns which it is required to file under applicable laws and regulations, and all such Tax Returns are true, complete and correct in all material respects and have been prepared in compliance with all applicable laws and regulations;

(ii) the Company has paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party;

(iii) none of the Company or Sellers has waived any statute of limitations with respect to any Taxes of the Company or agreed to any extension of time for filing any Tax Return which has not been filed and none of the Company or Sellers has consented to extend to a date later than the date hereof the period in which any Tax of the Company may be assessed or collected by any taxing authority;

(iv) no foreign, federal, state or local tax audits or assessments or administrative or judicial proceedings are pending or being conducted with respect to the Company;

(v) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;

(vi) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(vii) the Company has never been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return and the Company is not a party to and is not bound by any Tax allocation or Tax sharing agreement;

(viii) the Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(ix) the Company has not engaged in any reportable transaction within the meaning of Section 6011 and 6012 of the Code;

(x) none of the Company or Sellers has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that might impact the amount of Tax due from the Company after the Closing Date; and

(b) The Company

(i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(ii) is not liable for the Taxes of another Person (A) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign law), (B) as a transferee or successor, (C) by contract or indemnity or (D) otherwise;

(iii) has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code (and any similar provisions of state and local law) at all times since its formation and the Company will be an S corporation up to and including the Closing Date;

(iv) will not be liable for any Tax under Section 1374 of the Code (or any similar provision of state or local law) in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election; and

(v) has not, in the past ten years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

2.12. Contracts and Commitments.

(a) Except as expressly contemplated by this Agreement or as set forth on Schedule 2.12 attached hereto, the Company is not a party to or bound by (whether written or oral) any:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees;

(ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $50,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or Liability;

(iv) contract or agreement involving any Government Entity;

(v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset (tangible or intangible) or material group of assets (tangible or intangible) of the Company or any letter of credit arrangements, or any guarantee therefor;

(vi) lease or agreement under which the Company is (x) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (y) lessor of or permits any third party to hold or operate any property owned or controlled by the Company;

(vii) agreements relating to the ownership of, Investments in or loans and advances to any Person, including Investments in joint ventures and minority equity investments;

(viii) license, royalty, indemnification or other agreement with respect to any Intellectual Property Rights (other than licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $10,000);

(ix) agent, sales representative, sales or distribution agreement;

(x) power of attorney or other similar agreement or grant of agency;

(xi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, including, without limitation, any nondisclosure or confidentiality agreements;

(xii) agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect; or

(xiii) agreement which is material to its operations and business or involves a consideration in excess of $50,000 annually.

(b) All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 2.12 attached hereto (collectively, the “Material Contracts”) are valid, binding and enforceable in accordance with their respective terms. Each of the Material Contracts shall be in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby. The Company is not in default under or in breach of, nor in receipt of any claim of default or breach under, any Material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company under any Material Contract; and none of the Company or Sellers has any Knowledge of any existing or threatened breach or cancellation by the other parties to any Material Contract to which the Company is a party. Each Material Contract will continue to be in full force and effect on identical terms immediately following the Closing.

(c) Buyer has been supplied with a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto, and true and accurate description of the terms and conditions of each oral Material Contract.

2.13. Intellectual Property Rights.

(a) Schedule 2.13 attached hereto contains a true, complete and correct list of all of the following that are owned or used by the Company in the operation of the business: (i) patented and registered Intellectual Property Rights, (ii) pending patent applications and applications for registration of other Intellectual Property Rights, (iii) computer software material to the conduct of the Company’s business (other than licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $10,000), (iv) trade or corporate names, (v) material unregistered trademarks, servicemarks, slogans, logos, trade dress and copyrights, and (vi) all licenses or similar agreements or arrangements for Intellectual Property Rights to which the Company is a party, either as licensee or licensor, which are material to the business of the Company or involve payments in excess of $25,000 per annum, in each case identifying the subject Company Intellectual Property Rights.

(b) Except as set forth on Schedule 2.13 attached hereto, the Company owns all right, title and interest to, or has the right to use pursuant to license set forth on Schedule 2.12 attached hereto, free and clear of all Liens, all Intellectual Property Rights used in or necessary to operate the business of the Company as currently conducted (including all of the

Intellectual Property Rights set forth on Schedule 2.13 attached hereto). The Company Intellectual Property Rights are valid, enforceable, subsisting and no loss, other than by expiration of patents at the end of their respective statutory terms, of any of the Company Intellectual Property Rights is threatened or pending. The Company has taken all commercially reasonable, customary and necessary action to maintain and protect the Company Intellectual Property Rights. To the Knowledge of the Company, the owners of any Intellectual Property Rights licensed to the Company have not failed to take any action necessary to maintain and protect the Intellectual Property Rights subject to such licenses.

(c) Except as set forth on Schedule 2.13 attached hereto, (i) there are no claims against the Company that were either made within the past six (6) years or are presently pending contesting the validity, use, enforceability, ownership or registrability of any of the Company Intellectual Property Rights, and to the Knowledge of the Company, there is no reasonable basis for such claim, (ii) the Company has not infringed, misappropriated or otherwise conflicted with, and the operation of the business of the Company as currently conducted does not infringe, misappropriate or conflict with, any Intellectual Property Rights of any other Persons and the Company has no Knowledge of any facts or circumstances which indicate a likelihood of the foregoing, (iii) neither the Company nor the Sellers have received any notices (including cease-and-desist letters or offers to license) alleging infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of other Persons, and (iv) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise conflicting with any of the Company Intellectual Property Rights. The transactions contemplated by this Agreement shall not impair, the right, title or interest of the Company in and to the Company Intellectual Property Rights and all of the Company Intellectual Property Rights shall be owned or available for use by the Company immediately after the Closing on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property Rights immediately prior to the Closing.

(d) The computer systems, including the software, firmware, hardware (whether general or special purpose), networks, interfaces and other similar or related automated or computerized items (collectively, the “Computer Systems”) that are used or relied on by the Company in the conduct of its business are sufficient for the immediate needs of the Company. Except as set forth in Schedule 2.13 attached hereto, all Computer Systems, other than software, used in the business of the Company are owned and operated by and are under the control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company.

2.14. Litigation. Except as set forth on Schedule 2.14 attached hereto, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against the Company, or pending or threatened by the Company against any third party, at law or in equity, or before or by any Government Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement). The Company is not subject to any judgment, order or decree of any Government Entity.

2.15. Brokerage. Except for Crowe Capital Markets, L.L.C., there are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any of the Company is a party or to which the Company is subject for which the Company or Buyer could become obligated.

2.16. Insurance. Schedule 2.16 attached hereto contains a description of each material insurance policy maintained by the Company with respect to its properties, assets and business, and each such policy shall be in full force and effect as of the Closing or a substituted policy shall have been obtained therefor. The scope and amount of each of these insurance policies are, and have been since December 31, 2004, customary and reasonable for the business in which the Company is and has been engaged. The Company is not in default with respect to its obligations under any material insurance policy maintained by it, and the Company has never been denied insurance coverage. All material insurance policies shall continue to be in full force and effect immediately after the Closing.

2.17. Labor Matters. Schedule 2.17 attached hereto contains a true, complete and correct list as of March 31, 2005 of (i) the employees employed by the Company having an annual compensation in calendar year 2004 of at least $50,000, (ii) the rate of all current compensation payable by the Company to each such employee, including, without limitation, any bonus, contingent or deferred compensation, and (iii) the directors of the Company. Except as set forth on Schedule 2.17 attached hereto, no executive or key employee of the Company and no group of employees or contractors of the Company, including salespersons, has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company. The Company has (a) no material labor relations complaints (including any additional union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other similar Laws in jurisdictions where the Company carry on business, (c) not, during the past five years, suffered any labor strike, lockout, work stoppage or other material labor dispute and, (d) to the Knowledge of the Company, no union organization campaign in progress with respect to any of the employees. The Company has not engaged in any employee layoff activities within the last two (2) years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff statute, rule or regulation.

2.18. Employee Benefits.

(a) Schedule 2.18 attached hereto sets forth a complete and correct list of all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program or arrangement maintained, sponsored or contributed to by The Company, or with respect to which The Company has any liability or potential liability (each a “Employee Benefit Plan” and collectively, “Employee Benefit Plans”).

(b) The Company has delivered to Buyer complete and correct copies of the plan documents, summary plan descriptions, IRS opinion letters, annual reports (Form 5500-series, with all applicable attachments), and all other material information pursuant to which each Employee Benefit Plan is maintained, funded and administered.

(c) Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its terms and complies in form and in operation with all applicable requirements of ERISA, the Code and other applicable laws. The Company and each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code (and “ERISA Affiliate”) have complied in all material respects with the requirements of Section 4980B of the Code (or similar state law) (“COBRA”). Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code (i) has been timely amended to comply with the provisions of recent legislation commonly referred to as “GUST” and “EGTRRA,” (ii) has been submitted to the IRS for a determination or opinion letter that takes the GUST amendments into account within the applicable remedial amendment period specified by Section 401(b) of the Code and (iii) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Employee Benefit Plan.

(d) With respect to each Employee Benefit Plan, all contributions or payments (including, without limitation, all employer contributions, employee salary reduction contributions, premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA and the Code, and all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued.

(e) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA).

(f) With respect to each Employee Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and (iii) no action, investigation, suit, proceeding, hearing, audit or claim with respect to the assets thereof (other than routine claims for benefits) is pending or threatened, and, to the Knowledge of the Company, no facts would give rise to or could reasonably be expected to give rise to any such action, suit or claim.

(g) Except as set forth on Schedule 2.18, the Company has not, since October 3, 2004, (A) granted an interest in a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Sections 409A(a)(1)(B) or (b)(4)(A) of the Code, or (B) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Sections 409A(a)(1)(B) or (b)(4) of the Code.

2.19. Compliance with Laws; Permits; Prohibited Payments.

(a) Except as set forth on Schedule 2.19(a) attached hereto, the Company has complied in all material respects with all applicable Laws relating to the operation of its business. Except as set forth on Schedule 2.19(a) attached hereto, during the six (6) years prior to the date hereof, no notices have been received by and no claims have been filed against the Company alleging a violation of any such Laws.

(b) Except with respect to permits relating to Environmental and Safety Requirements which are addressed in Section 2.20 below, the Company holds all material permits, licenses, certificates, accreditation and other authorizations of all Government Entities required for the conduct of its business and the ownership of its properties, and Schedule 2.19(b) attached hereto sets forth a list of all of such permits, licenses, certificates, accreditations and other authorizations held by the Company. No notices have been received by the Company alleging the failure to hold any permit, license, certificate, accreditation or other authorization of any Government Entity. The Company is in compliance with all terms and conditions of all permits, licenses, accreditations and authorizations which it holds. Except as disclosed on Schedule 2.19(b) attached hereto, all of such permits, licenses, accreditations and authorizations will be available for use by the Company immediately after the Closing.

(c) The Company has not, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company.

2.20. Environmental and Safety Matters. Except as set forth on Schedule 2.20 attached hereto:

(a) The Company has complied with and is currently in compliance in all material respects with all applicable Environmental and Safety Requirements. The Company has not received any oral or written notice, report or information regarding any actual or alleged violation of or any Liabilities or corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements. The Company has obtained and complied with, and is currently in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business.

(b) None of the following exists at any property or facility currently owned, occupied or operated by the Company:

(i) underground storage tanks which are required to be registered;

(ii) friable asbestos-containing materials in any form or condition;

(iii) materials or equipment containing polychlorinated biphenyls which are leaking or have leaked in the past; or

(iv) monitoring wells, landfills, surface impoundments or other disposal areas.

(c) Except in compliance with all applicable Environmental and Safety Requirements, neither the Company nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed Persons to or released any pollutant, contaminant or other substance (including any hazardous substance), noise or odor, or owned, occupied or operated any facility or property (and no such property or facility, including the Real Property, is contaminated by any pollutant, contaminant or hazardous substance) so as to give rise to any Liabilities, including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental and Safety Requirements.

(d) The Company has not assumed, undertaken or otherwise became subject to any Liability or corrective or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

(e) Neither the Company nor any of its predecessors or Affiliates has manufactured, sold, marketed, installed or distributed products or items containing asbestos, and none of such Persons has any Liabilities with respect to the presence or alleged presence of asbestos-containing material in any product or item on, at or upon any property or facility.

(f) The Company has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the current properties, facilities or operations of the Company or its Affiliates, to the extent such documents are in the possession, custody or control of the Company or Sellers.

2.21. Affiliate Transactions. Except as set forth on Schedule 2.21 attached hereto, no employee, officer, director, shareholder (including Sellers) or Affiliate of the Company, no individual related by blood, marriage or adoption to any such individual, and no entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company (collectively, the “Company Affiliate Transactions”).

2.22. Suppliers and Customers. Schedule 2.22 attached hereto truly, completely and correctly sets forth a list of the top ten customers and suppliers of the Company by dollar volume of sales and purchases, respectively, for the fiscal year ended December 31, 2004. Since December 31, 2004, the Company has not received any notice from any supplier to the effect that any supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any notice from any customer of the Company that is set forth on Schedule 2.22 to the effect that such customer will stop, or materially decrease the rate of, buying products of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

2.23. Real Property.

(a) The Company has no Owned Property. Schedule 2.23 attached hereto sets forth the address of each Leased Property and a true and complete list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions and other modifications pursuant to which the Company holds Leased Property (the “Leases”). The Company has previously delivered to Buyer true, complete and correct copies of all the Leases and, in the case of an oral Lease, a written summary of the material terms thereof. The Company has a good and valid leasehold interest in and to all of the Leased Property, subject to no Liens except for Permitted Liens. Except as set forth in Schedule 2.23, with respect to each of the Leases: (i) the Lease is legal, valid, binding and in full force and effect and is enforceable in accordance with its terms; (ii) there exists no default or condition which, with the giving of notice, the passage of time or both, could become a default under any Lease; (iii) no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; (iv) the Company’s possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; (viii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof; and (ix) there are no Liens on the estate or interest created by such Lease.

(b) The Leased Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company. The Leased Property is in good condition and repair (normal wear and tear excepted) and is sufficient for the conduct of the business of the Company. The Leased Property conforms in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations. All permits, licenses and other approvals of all Government Entities having jurisdiction over the Leased Property which are required or appropriate to use or occupy such Leased Property or operate the business of the Company as presently conducted have been obtained, are in full force and effect and have not been violated. There is no pending or, to the Knowledge of the Company, any threatened condemnation proceeding, lawsuit or administrative action affecting any portion of the Leased Property. None of the Leased Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency).

2.24. Product Liability. The Companies does not have any Liability (and there is no basis for any present action, suit, proceeding, order, investigation or claim against the Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold or delivered by the Company, except to the extent any such Liability is recovered by Buyer and/or the Company pursuant to any insurance policy that is maintained by the Company.

2.25. Disclosure. The representations and warranties contained in this ARTICLE II do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ARTICLE II not misleading in any material respect.

ARTICLE III

Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby, jointly and severally, represents and warrants to Buyer as follows:

3.1. Power and Authority. Such Seller possesses all requisite capacity necessary to carry out the transactions contemplated by this Agreement.

3.2. Authorization; No Breach.

(a) This Agreement and all other agreements contemplated hereby to which such Seller is a party, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

(b) The execution, delivery and performance by such Seller of this Agreement and all other agreements contemplated hereby to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Shares pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) any Law to which such Seller is subject or (B) any material agreement, instrument, order, judgment or decree to which such Seller is subject.

3.3. Title to Shares. Such Seller owns of record and beneficially the Shares as set forth opposite such Seller’s name on Schedule 2.2 attached hereto, and such Seller has good and valid title to such Shares, free and clear of all Liens and, at Closing such Seller shall deliver to Buyer good and valid title to such Shares free and clear of all Liens and Taxes. Such Seller does not own, and does not have the right to acquire, directly or indirectly, any other shares of capital stock of the Company.

3.4. Affiliate Transactions. Except as set forth on Schedule 3.4 attached hereto, no employee, officer, director, shareholder or Affiliate of such Seller, no individual related by blood, marriage or adoption to any such individual, and no entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company (such agreements, contracts, transactions and interests, together with the Company Affiliate Transactions, the “Affiliate Transactions”).

3.5. Brokerage. Except for Crowe Capital Markets, L.L.C., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject for which the Company or Buyer could become obligated.

3.6. Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of such Seller, threatened against or affecting such Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of Buyer

As a material inducement to the Company and each Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Company and each Seller as follows:

4.1. Organization, Power and Authority. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Buyer possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

4.2. Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer. This Agreement and all other agreements contemplated hereby to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or by general principles of equity.

(b) The execution, delivery and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any material agreement, instrument, order, judgment or decree to which Buyer is subject.

4.3. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer is a party or to which Buyer is subject for which any Seller could become liable or obligated.

ARTICLE V

Pre-Closing Covenants and Agreements

5.1. Conduct of Business. The Company shall use commercially reasonable efforts to conduct its business in its ordinary course consistent with past practice and shall use reasonable best efforts to keep available the services of its present employees and salespersons and preserve the goodwill, reputation and present relationships of the Company with suppliers, customers, licensors and others having business relations with the Company. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1 attached hereto or as otherwise consented to in writing by Buyer, from the date hereof through the Closing, the Company and Sellers covenant and agree that:

(a) The Company shall not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Benefit Plan to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, (iv) amend or enter into a new Employee Benefit Plan (except as required by law) or amend or enter into a new collective bargaining agreement, or (v) make or agree to make any bonus or profit sharing payments to any employee.

(b) The Company will maintain its books and records in accordance with good business practice and will not amend its certificate of incorporation or bylaws.

(c) The Company will not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of their assets (other than inventory sold in the ordinary course of business consistent with past practice and except as set forth on Schedule 6.1(e) attached hereto).

(d) The Company shall comply in all material respects with all Laws applicable to it and to the conduct of its business and shall perform in all material respects all its obligations without default.

(e) The Company shall not settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) involving the payment of, or an agreement to pay over time in cash, notes, or other property, in the aggregate, an amount exceeding $50,000.

(f) The Company shall not (i) enter into any agreement or transaction that if entered into prior to the date hereof would be required to be set forth on Schedule 2.12 attached hereto, including, without limitation, any transaction involving any merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease or other acquisition or disposition of any assets or capital stock or (ii) amend, modify, renew or terminate any agreement set forth on Schedule 2.12 attached hereto.

(g) The Company shall not undertake any action or fail to take any action that if taken or failed to be taken prior to the date hereof would be required, or could have reasonably resulted in an event that would be required, to be set forth on Schedule 2.9 attached hereto.

(h) The Company shall not agree, or commit to agree, to take any action not permitted to be taken pursuant to this Section 5.1.

5.2. Further Assurances. Subject to the terms of this Agreement, each party hereto shall use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in ARTICLE VI).

5.3. Access. Each of Sellers and the Company will permit representatives of Buyer (including legal counsel and accountants) to have reasonable access during normal business hours to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

5.4. Notification of Certain Matters. Between the date hereof and the Closing Date, each party hereto will give prompt notice in writing to the other parties hereto, of: (a) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Closing Date, (b) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement, (c) any change, event or circumstance that has had, has or would reasonably be expected to have a Material Adverse Effect on such party or adversely affects its ability to consummate the transactions contemplated by this Agreement in a timely manner or (d) any actions, suits, claims, investigations, audits or proceedings commenced or, to its Knowledge, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement.

5.5. Exclusivity. Each of the Company and Sellers agrees that until such time as this Agreement has terminated in accordance with ARTICLE IX, none of Sellers or the Company shall, or shall permit its shareholders, officers, directors, advisors, agents or Affiliates to: (a) encourage, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (an “Acquisition Proposal”) by a third party (other than Buyer or its representatives and agents and any other person Buyer designates) regarding (i) the sale of all or any material assets of the Company (other than the sale of inventory in the ordinary course of business consistent with past practice) or (ii) any sale of capital stock of the Company, merger, consolidation, public offering, recapitalization or other similar transaction involving the Company (the actions referred to in clauses (i) and (ii), each a “Third Party Acquisition”), or (b) provide any non-public financial or other confidential or proprietary information regarding the Company (including this Agreement and any other materials containing Buyer’s or its Affiliates’ proposal and any other financial information, projections or proposals regarding the Company) to any person or entity (other than to Buyer or its representatives and agents and any other person Buyer designates), or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Third Party Acquisition. Each of the Company and Sellers agrees to immediately notify Buyer if it or any of its representatives receives after the date hereof any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or proposal (including the identity of such third party), and will provide Buyer with copies of all written communications relating to any such indication, request or proposal.

5.6. Qualifications. Sellers will cause the Company to be qualified to do business in the states of Wisconsin, Ohio, Michigan, Illinois, and if required by applicable law, New Jersey. Seller will pay all costs, fines and penalties related to such qualification.

ARTICLE VI

Closing Conditions

6.1. Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Company and Sellers contained in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period). The Company and Sellers shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by any of them on or prior to the Closing. Buyer shall receive at the Closing a certificate from each Seller and the Company dated as of the Closing Date and executed by each of Sellers and the Company as appropriate certifying their respective fulfillment of the conditions set forth in this Section 6.1(a).

(b) No Material Adverse Effect. No fact, event or circumstance shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect.

(c) No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit consummation by such party of the transactions contemplated hereby.

(d) Escrow Agreement. Each Seller, Buyer, the Company and the Escrow Agent shall have executed and delivered an escrow agreement (the “Escrow Agreement”), substantially in the form attached hereto as Exhibit A, and such agreement shall be in full force and effect.

(e) Distribution of Assets; Supply Agreement. The Company shall have distributed to Sellers the Ton O’Fun retail store and the other assets set forth on Schedule 6.1(e) attached hereto, and the Company shall have entered into the Supply Agreement with each of the Ton O’Fun retail store and the Lot O’Fun retail store in the form attached hereto as Exhibit C.

(f) Consents and Approvals. The Company and each Seller shall have made all filings and shall have obtained all permits, authorizations, consents and approvals required to be obtained by the Company to consummate the transactions contemplated by this Agreement (the “Consents”) as set forth on Schedule 2.4 attached hereto and delivered copies of all Consents to Buyer.

(g) Certain Agreements. Jon Page and each of the Company’s salespersons shall have entered into satisfactory arrangements for employment with the Company and/or the Buyer. Each of John White and Charles Reeves shall have entered into satisfactory arrangements for employment with the Company and/or the Buyer for a transitory period of time following the Closing Date. Laszlo A. Kovach shall have entered into a satisfactory consulting arrangement with the Company and/or Buyer for a transitory period of time following the Closing Date.

(h) UCC-3’s; Payoff Letters. Buyer shall have received fully executed payoff letters or UCC-3 termination statements and other terminations, pay-offs and/or releases, or, at Buyer’s option, assignments, necessary to terminate, release or assign, as the case may be, all Liens on the properties of the Company and evidence of the complete satisfaction in full of all outstanding Indebtedness of the Company.

(i) Resignations. The Company shall have received resignations of its directors and officers and delivered copies thereof to Buyer.

(j) Company Deliveries. The Company shall have delivered to Buyer at Closing:

(i) good standing certificates of the Company from the state of its formation and each state where it is qualified to conduct business, dated within ten (10) days prior to the Closing Date;

(ii) a certified copy of the resolutions of the Board of Directors of the Company approving the transactions contemplated by this Agreement;

(iii) a certified copy of the Company’s organizational documentation; and

(iv) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request.

(k) Seller Deliveries. Sellers shall have delivered to Buyer at Closing:

(i) a properly completed and executed Internal Revenue Service Form 8023 and any other documents related to the Section 338(h)(10) Election as Buyer may reasonably request; and

(ii) a certificate, in form and substance as required by Section 1445 of the Code and the Treasury Regulations thereunder and signed under penalties of perjury, that states that the Shareholder is a “United States person” as such term is defined in the Code.

(l) Legal Opinion. Buyer shall have received from Warrick & Boyn, LLP, counsel to the Company and Sellers, an opinion, addressed to Buyer, dated the Closing Date and in form and substance reasonably satisfactory to Buyer.

(m) Lease. The Company and Sellers shall have entered into a lease on a month-to-month, triple-net basis and in the form attached hereto as Exhibit D, with respect to the properties located at 1801 Cassopolis Street, Elkhart, Indiana, 1731 Cassopolis Street, Elkhart, Indiana, 1645 Cassopolis Street, Elkhart, Indiana, 1725 Cassopolis, Street, Elkhart, Indiana and 316 Modrell Boulevard, Elkhart, Indiana.

(n) Due Diligence. Buyer shall be reasonably satisfied with the results of its due diligence review of customers of the Company.

6.2. Conditions Precedent to Obligations of the Sellers. The obligations of Sellers under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by Sellers:

(a) Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Buyer contained in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, as of the Closing with the same force and effect as though made on and as of the Closing. Buyer shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing. The Sellers shall receive at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Buyer, certifying the fulfillment of the conditions set forth in this Section 6.2(a).

(b) No Legal Prohibition. No Law, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit consummation by such party of the transactions contemplated hereby.

(c) Opinion of Counsel. Sellers shall have received from Kirkland & Ellis LLP, counsel to Buyer, an opinion, addressed to Sellers, dated the Closing Date and in form and substance reasonably satisfactory to Sellers.

ARTICLE VII

Indemnification

7.1. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing for a period starting on the Closing Date and ending fifteen (15) months following the Closing Date, except that the representations and warranties set forth in (i) Section 2.11 shall survive until 90 days after the end of the applicable statute of limitations and (ii) Section 2.1, 2.2, 2.3, 2.4(a), 2.15, 3.1, 3.2(a), 3.3, 3.5, 4.1, 4.2(a) and 4.3 shall survive indefinitely; provided, that any representation or warranty in respect of which indemnity may be sought under this ARTICLE VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement or in any writing delivered by any party hereto to another party in connection herewith shall survive for the periods set forth in this Section 7.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the Knowledge of any party’s officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder. The agreements and covenants set forth in this Agreement shall survive indefinitely, unless specifically stated otherwise.

7.2. General Indemnification.

(a) Indemnification Obligations of Sellers. After the Closing, each Seller shall jointly and severally indemnify Buyer, the Company and their respective Affiliates, officers, directors, employees, successors and permitted assigns (other than Sellers) (collectively, “Buyer Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse Buyer Indemnified Parties as and when incurred for any loss, liability, action, cause of action, cost, damage, Tax or expense, whether or not arising out of third party claims (including (i) the present value of any tax benefits foregone as a result of Buyer’s inability to make the Section 338(h)(10) Election due to a breach of any representations, warranties or covenants of any Seller or the Company and (ii) interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing and after deducting all insurance proceeds in connection with any of the foregoing) (collectively, “Losses”, and each a “Loss”), which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any facts or circumstances which constitute a breach of any representation or warranty of the Company or Sellers under this Agreement, or in any of the certificates or other instruments or documents furnished by the Company or Sellers pursuant to this Agreement; provided, that for purposes of this ARTICLE VII, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect;

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by Sellers under this Agreement; or

(iii) to the extent the following items are not included in the calculation of Net Working Capital or have not been taken into account in the calculation of the Purchase Price pursuant to Section 1.2(b)(ii): (x) any Indebtedness of the Company as of the Closing Date and (y) any Liability of the Company for Seller Expenses.

If and to the extent any provision of this Section 7.2 is unenforceable for any reason, each Seller hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 7.2 which is permissible under applicable Laws. Notwithstanding anything contained herein, in no event shall the Company be required to provide indemnification or contribution for any obligation of Sellers under this Section 7.2; provided, that this sentence shall not apply as to any proceeds a director or officer would be entitled to pursuant to and under the Company’s director and officers insurance.

(b) Indemnification Obligations of Buyer. After the Closing, Buyer shall indemnify each Seller and its Affiliates (other than the Company) (collectively, “Seller Indemnified Parties”) and hold them harmless against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i) any facts or circumstances which constitute a breach of any representation or warranty of Buyer under this Agreement or in any of the certificates or other instruments or documents furnished by Buyer pursuant to this Agreement; provided, that for purposes of this ARTICLE VII, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect; or

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement.

If and to the extent any provision of this Section 7.2 is unenforceable for any reason, Buyer hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 7.2 which is permissible under applicable Laws.

(c) Limitations on Indemnification. Notwithstanding the foregoing, none of Sellers or Buyer shall be required to indemnify Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, in respect of any Losses suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, solely as a result of any facts or circumstances which constitute a breach of any representation or warranty listed in ARTICLE II, ARTICLE III or ARTICLE IV (other than breaches of representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4(a), 2.11, 2.15, 2.21, 3.1, 3.2(a), 3.3, 3.4, 3.5, 4.1, 4.2(a) and 4.3) unless (x) the aggregate of all such Losses suffered by Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, exceeds $250,000 (the “Deductible”) (at which point only the amount of such Losses which exceeds the Deductible shall be payable) (y) no Seller or Buyer shall be required to make indemnification payments hereunder for all such Losses in excess of $3,750,000.

(d) Manner of Payment. Any indemnification of Buyer Indemnified Parties pursuant to this Section 7.2 shall be effected first by offsetting such amount against (i) any amounts held from time to time by the Indemnification Escrow Agent in the escrow account established pursuant to the Indemnification Escrow Agreement and/or (ii) any indemnification obligation owing to Seller Indemnified Parties pursuant to this ARTICLE VII, and thereafter, Buyer Indemnified Parties shall have direct recourse to Sellers. Any indemnification owing to Seller Indemnified Parties pursuant to this Section 7.2 shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by Seller Indemnified Party within 15 days after the determination thereof. Any indemnification payments shall be made together with interest accruing thereon from the date the amount is due and payable by the Indemnitee but no earlier than fifteen (15) days after written notice of the indemnification claim is made to the date of payment at the Applicable Rate.

(e) Third Party Claims . Any Person making a claim for indemnification under this Section 7.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify. Any Indemnitor shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof (including as it relates to the posting of any bond or the making of any guarantee in connection with such defense) by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that prior to the Indemnitor assuming control of such defense, Indemnitor shall (x) first demonstrate to the Indemnitee in writing (A) the Indemnitor’s financial ability to provide full indemnification to the Indemnitee with respect to such Proceeding and (B) that, assuming the Indemnitor were to become obligated to indemnify the Indemnitee hereunder in respect of the estimated amount of the Loss relating to such Proceeding (determined in good faith based upon all of the information pertaining to the Proceeding available at such time), the Indemnitor (after giving effect to the any applicable limitations on indemnification in Section 6.2(c)) would be responsible for more of the Loss than the Indemnitee in the event such Proceeding were determined in an adverse manner to the Indemnitor and the Indemnitee and (y) unconditionally agree in writing to be fully responsible for all Losses indemnifiable pursuant to this Article VI relating to such Proceeding; and provided further, that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel (x) that are incurred prior to the date the Indemnitor effectively assumes control of such defense or (y) retained because a conflict of interest exists between the Indemnitor and the Indemnitee, each of which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii) the Indemnitee shall be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnitee if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (provided, that in such event (x) the Indemnitee shall not enter into any settlement of a claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld), (y) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitor), and (z) the Indemnitor shall be entitled to review the files and record relating to such defense upon request of the Indemnitor); (B) the Indemnitee reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would have a material adverse effect on the Indemnitee’s business or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) a conflict of interest exists between the Indemnitor and the Indemnitee, except that the fees and expenses of such counsel shall be borne by the Indemnitor; or (E) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not unreasonably be withheld) before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice.

(f) Waiver. Each Seller hereby agrees that such Seller shall not make any claim for indemnification hereunder against the Company by reason of the fact that such Seller or one or more of its officers was a shareholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Proceeding brought by any of Buyer Indemnified Parties against such Seller or any claim against such Seller in connection with this Agreement and each Seller hereby acknowledges and agrees that such Seller shall have no claims or right to contribution or indemnity from the Company with respect to any amounts paid by such Seller pursuant to this Section 7.2; provided, that this waiver shall not apply as to any proceeds such director or officer would be entitled to pursuant to and under the Company’s director and officer insurance.

(g) Final Purchase Price Adjustment . All indemnification payments under this ARTICLE VII shall be deemed adjustments to the Final Purchase Price.

(h) Sole Remedy. Indemnification hereunder shall be the sole remedy for breach of any representation, warranty or covenant under this Agreement, other than any claim of fraud, willful misconduct or intentional misrepresentation.

ARTICLE VIII

Post-Closing Covenants and Agreements

Each of the parties hereto agrees as follows with respect to the period after the Closing Date:

8.1. Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. Sellers shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers reasonable access during normal business hours to all relevant records of the Company necessary to prepare such Tax Returns. Sellers shall permit Buyer and the Company to review and comment on each such Tax Return prior to filing. Sellers shall pay the amount of income Taxes allocated to Sellers with respect to such periods when due and shall pay to Buyer or the Company the amount of all other Taxes of the Company with respect to periods ending on or before the Closing Date no later than five (5) days before payment by Buyer or the Company of such Taxes.

(b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for taxable periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer no later than five (5) days before the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date. For purposes of this Section 8.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c) Tax Sharing Agreements. Any tax sharing agreement between Sellers and the Company shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

(d) Cooperation on Tax Matters.

(i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 8.1 and any audit, litigation or other proceeding with respect to

Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, Sellers or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(ii) Buyer and each Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and each Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder.

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and each Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Company will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(f) Section 338(h)(10) Election.

(i) The Company and each Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the Company’s stock hereunder (collectively, the “Section 338(h)(10) Election”). Sellers shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.

(ii) In connection with the Section 338(h)(10) Election, promptly after the final determination of Net Working Capital as of the Closing Date pursuant to Section 1.3 hereof, but in any event within thirty (30) days of such determination, each Seller shall deliver to Buyer in writing its good faith estimate of the amount that would be necessary to cause the after-Tax net proceeds of such Seller from the sale of the Shares with the Section 338(h)(10) Election to be equal to the after-Tax net proceeds that such Seller would have received from the sale of the Shares had the Section 338(h)(10) Election not been made (taking into account all appropriate federal and state Tax implications, including the deductibility of state Taxes for federal income Tax purposes and the alternative minimum tax), together with detailed supporting calculations and such other materials with respect thereto as Buyer requests (the

“Seller Gross Up”). The Seller Gross Up shall be prepared in a manner consistent with the Preliminary Allocation, as defined below. Buyer shall have an opportunity to review the Seller Gross Up during the thirty (30) days immediately following Buyer’s receipt of the Seller Gross Up. If Buyer does not object to the Seller Gross Up within thirty (30) days after receipt thereof (or, if Buyer does object, then upon the conclusion of the final determination with respect to the Seller Gross Up pursuant to clause (iii) below), the Seller Gross Up (as finally determined pursuant to this Section 8.1(f)) shall become final and binding on the parties and shall be referred to herein as the “Gross Up”.

(iii) If Buyer disagrees with the Seller Gross Up of any Seller, it shall deliver to such Seller a notice in writing that describes in reasonable detail the nature and amount of any disagreement so asserted (the “Gross Up Dispute Notice”). During the thirty (30) days following such Seller’s receipt of the Gross Up Dispute Notice, Buyer and such Seller shall negotiate in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Gross Up Dispute Notice. If at the end of the thirty (30) day period the matters specified in the Gross Up Dispute Notice have not been resolved by the parties, the parties shall submit to the Independent Auditor for review and resolution any matters that remain in dispute. The Independent Auditor shall make a final determination of the Gross Up promptly, but in any event within thirty (30) days from the date on which the dispute is submitted to the Independent Auditor. All additional procedural matters concerning the Independent Auditor (including selection and payment of fees) shall, to the extent applicable, be determined in accordance with the procedures with respect to the Independent Auditor set forth in Section 1.3.

(iv) Buyer hereby agrees that it will pay to each Seller, within five (5) days of the determination of the Gross Up for all Sellers, as additional purchase price (the “Additional Purchase Price”) an amount equal to the lesser of (A) the Gross Up of such Seller and (B) the amount equal to the product of (x) the quotient obtained by dividing (I) the Gross Up for such Seller by (II) the aggregate Gross Up for all Sellers multiplied by (y)(1) $400,000 minus (y)(2) Buyer’s Share of Lease Termination Payments. Buyer and Sellers agree to treat the Additional Purchase Price as additional purchase price for tax purposes.

(v) Buyer, the Company and Sellers agree to allocate the Purchase Price and the liabilities of Company (and all other relevant items) to the assets of Company in a manner consistent with the fair market values set forth on Schedule 8.1 attached hereto and in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). The Purchase Price Allocation shall be binding for all purposes on the Parties, and each of Buyer, Company and Seller agree to cooperate to prepare and file IRS Form 8883 and all Tax Returns on a basis consistent with the Purchase Price Allocation.

8.2. Non-Solicitation and Non-Competition.

(a) Each Seller agrees that during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof (the “Non-Solicitation Period”), such Seller shall not directly or indirectly (i) induce or attempt to induce any officer, employee, representative or agent of the Company (an “Employee”) to leave the employ of the Company, (ii) hire any Senior Executive or any person who was a salesperson at any time during the year prior to the date hereof or during the Non-Solicitation Period, except such persons whose employment with the Company was terminated by the Company (other than for cause) at least one year prior to date of hiring, or (iii) in any other way interfere with the relationship between the Company and any Employee.

(b) Each Seller agrees that during the period beginning on the date hereof and ending on the fifth anniversary of the date hereof (the “Non-Compete Period”), such Seller shall not, without the prior written consent of Buyer, directly or indirectly, anywhere in the North America (the “Territory”) (i) form, acquire, finance, operate, control or otherwise become associated with an enterprise which is substantially the same as, or competitive with, the business of the Company as now conducted (a “Competing Business”) or (ii) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any clients, suppliers, customers or accounts of the Company. Notwithstanding the foregoing, each Seller may engage in the retail purchase and sale of products that are distributed by any Competing Business and may be employed by a supplier of any Competing Business.

(c) Each Seller agrees that (i) the covenants set forth in Section 8.2(a) and 8.2(b) are reasonable in temporal and geographical scope and in all other respects, and (ii) the covenants contained herein have been made in order to induce the Company and Buyer to enter into this Agreement.

(d) Buyer and Sellers intend that the covenants of Section 8.2(b) shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within the Territory and one for each month of the Non-Compete Period.

(e) If, at the time of enforcement of Section 8.2(a) and 8.2(b), a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

(f) Each Seller recognizes and affirms that in the event of its or her breach of any provision of Section 8.2(a) and 8.2(b), money damages would be inadequate and none of the Company or Buyers would have adequate remedy at law. Accordingly, each Seller agrees that in the event of a breach or a threatened breach of any of the provisions of Section 8.2(a) and 8.2(b), the Company and Buyer, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation of Section 8.2(a) and 8.2(b), the Non-Solicitation Period or the Non-Compete Period, respectively, shall be tolled until such breach or violation has ceased.

8.3. Further Assurances; Transition Assistance.

(a) Following the Closing, Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement, including the transfer to Buyer of the Shares and the conduct by the Company of its business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Sellers shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Shares and its ability to conduct the business of the Company. Following the Closing, Sellers and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Company.

(b) Following the Closing, Sellers shall not in any manner take or cause to be taken any action which is designed or intended to discourage, or would be reasonably anticipated to have the effect of discouraging, brokers, distributors, customers, suppliers, referral sources, Government Entities, insurance companies, lessors, consultants, salespersons, advisors and other business associates from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement. Each Seller agrees that for a period of five (5) years after the Closing Date, such Seller shall refer all customer inquiries with respect to the business of the Company to the Company.

8.4. Confidentiality. Following the Closing, for a period of five (5) years, Sellers shall maintain as confidential and shall not use or disclose (except as required by law or as authorized in writing by Buyer) any information or materials relating to the businesses, operations and affairs of the Company that is not already generally available to the public. In the event Sellers are required by law to disclose any such confidential information, they shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to obtain a protection order and otherwise preserve the confidentiality of such information consistent with applicable law.

8.5. Release. As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Seller, solely in his, her or its capacity as shareholder of the Company, agrees not to sue and fully releases and discharges the Company and its directors, officers, assigns and successors, past and present (collectively, the “Releasees”), with respect to and from any and all claims, demands, rights, liens, contracts, covenants, proceedings, causes of action, obligations, debts, and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller now owns or holds or has at any time owned or held against Releasees; provided, however, that nothing in this Section 8.5 will be deemed to constitute a release by such Seller of any right to enforce its rights under this Agreement or the Escrow Agreement. It is the intention of each Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him or her by the provisions of applicable law or regulation and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including without limitation those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.

ARTICLE IX

Termination

9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Sellers;

(b) by Buyer or Sellers in writing, without liability of such party on account of such termination (provided that the terminating party is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before May 31, 2005;

(c) by Buyer, if the Company and/or Sellers shall materially breach any of their representations, warranties or covenants contained herein, without liability of Buyer on account of such termination (provided Buyer is not otherwise in material default or in material breach of this Agreement); and

(d) by Sellers, if Buyer shall materially breach any of its representations, warranties or covenants contained herein, without liability of either the Company or Sellers on account of such termination (provided neither the Company nor Sellers are otherwise in material default or in material breach of this Agreement).

9.2. Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Section 8.4, this Section 9.2 and ARTICLE XI shall survive such termination indefinitely, and except that nothing in Section 9.1 or this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE X

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. With respect to an individual, “Affiliate” shall also include any member of such individual’s Family Group.

“Affiliated Group” means any affiliated group as defined in Code §1504 that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or foreign law) for a period during which the Company was a member.

“Affiliate Transactions” has the meaning set forth in Section 3.4.

“Agreement” has the meaning set forth in the preamble.

“Applicable Rate” has the meaning set forth in Section 1.3(a).

“Bain” has the meaning set forth in Section 11.9.

“Balance Sheet” means the Company’s balance sheet as of March 31, 2005 delivered to Buyer as part of the Financial Statements pursuant to this Agreement.

“Base Purchase Price” has the meaning set forth in the preamble.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer’s Share of Lease Termination Payments” means 50% of Total Lease Termination Payments, but in no event shall such amount exceed $400,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“COBRA” has the meaning set forth in Section 2.18.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the preamble.

“Company” has the meaning set forth in the preamble.

“Company Affiliate Transactions” has the meaning set forth in Section 2.21.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned or used by the Company (together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including without limitation, damages and payments for past or future infringements or misappropriations thereof)), the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property Rights.

“Competing Business” has the meaning set forth in Section 8.2(b).

“Computer Systems” has the meaning set forth in Section 2.13(d).

“Consents” has the meaning set forth in Section 6.1(f).

“Deductible” has the meaning set forth in Section 7.2(c).

“Draft Closing Balance Sheet” means the balance sheet of the Company as of the close of business on the Closing Date, prepared in accordance with GAAP and in a manner consistent with the preparation of the Balance Sheet.

“Employee Benefit Plans” has the meaning set forth in Section 2.18.

“Environmental and Safety Requirements” shall mean whenever enacted or in effect all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health, safety and pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.18.

“Escrow Agent” means an escrow agent mutually acceptable to Sellers and Buyer.

“Escrow Agreement” has the meaning set forth in Section 6.1(d).

“Family Group” means, with respect to any natural person, such person’s spouse, siblings, children (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability company) formed solely for the benefit of such person and/or such person’s spouse, siblings and/or children (whether natural or adopted).

“Final Purchase Price” has the meaning set forth in Section 1.3(b).

“Financial Statements” has the meaning set forth in Section 2.5.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Company.

“Gross Up” has the meaning set forth in Section 8.1(f)(ii).

“Gross Up Dispute Notice” has the meaning set forth in Section 8.1(f)(iii).

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee to a financial institution, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a financial institution against loss, (vi) any indebtedness to a financial institution secured by a Lien on a Person’s assets, (vii) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (viii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice).

“Indemnification Escrow Amount” means an amount equal to $900,000.

“Indemnitee” has the meaning set forth in Section 7.2(e).

“Indemnitor” has the meaning set forth in Section 7.2(e).

“Independent Auditor” has the meaning set forth in Section 1.3(b).

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, designs, Internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all goodwill associated with any of the foregoing, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) computer software (including source code, executable code, data, data bases and related documentation), (v) trade secrets and other confidential information (including, ideas, formulas, recipes, compositions, know-how, manufacturing and production processes and techniques, research and development, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, customer and supplier lists and price and cost information) and all advertising and promotional materials, (vi) all other intellectual property and proprietary rights, and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Known” or “Knowledge” means, with respect to any Person, actual knowledge of such Person after reasonable inquiry and investigation. As it relates to the Company, the term “Known” or “Knowledge” means the actual knowledge after reasonable inquiry and investigation of Attila Kovach, Laszlo Kovach or any of the Senior Executives.

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leased Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” has the meaning set forth in Section 2.23(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any restriction on transfer.

“Loss” or “Losses” have the meaning set forth in Section 7.2(a).

“Material Adverse Effect” means a material and adverse effect upon (i) the business, operations, prospects, assets, liabilities, condition (financial or otherwise) or operating results of the Company (including as a result of industry and general economic changes) or (ii) the ability of the Company or Sellers to consummate the transactions contemplated hereby or perform their respective obligations hereunder.

“Material Contracts” has the meaning set forth in Section 2.12(b)

“Net Working Capital” means, as of a particular date, the sum of (i) the current assets (excluding all non-operating assets and all Tax related assets) of the Company as of such date minus (ii) the current liabilities of the Company (excluding (1) all Indebtedness of the Company, to the extent such Indebtedness has previously reduced the Purchase Price pursuant to Section 1.2(b)(ii), (2) all Tax related liabilities (other than payroll Taxes, property Taxes and corporate state income Taxes, net of all amounts reimbursed by Sellers to Buyer) and (3) Seller Expenses, to the extent such Seller Expenses have previously reduced the Purchase Price pursuant to Section 1.2(b)(ii)) as of such date, in each case as determined in accordance with GAAP; provided, that any calculation of Net Working Capital shall be made in accordance with the schedule set forth on Exhibit B attached hereto.

“Non-Compete Period” has the meaning set forth in Section 8.2(b).

“Non-Solicitation Period” has the meaning set forth in Section 8.2(a).

“Notice of Disagreement” has the meaning set forth in Section 1.3(b).

“Owned Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP) have been established on the applicable Company’s books with respect thereto, and (ii) with respect to Real Property only, (a) taxes which are a lien and not yet due and payable, (b) zoning, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property and (c) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property by the Company for the purposes for which it is currently used in connection with the Company’s business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 7.2(e).

“Purchase Price” has the meaning set forth in the preamble.

“Purchase Price Allocation” has the meaning set forth in Section 8.1(f)(v).

“Releasees” has the meaning set forth in Section 8.5.

“Seller Expenses” has the meaning set forth in Section 11.1.

“Section 338(h)(10) Election” has the meaning set forth in Section 8.1(f)(i).

“Seller Gross Up” has the meaning set forth in Section 8.1(f)(ii).

“Seller Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Share of Lease Termination Payments” means Total Lease Termination Payments minus Buyer’s Share of Lease Termination Payments.

“Senior Executives” means, collectively, Jon Page, Doug White, Chuck Reeves and Wally Nehls.

“Shares” has the meaning set forth in the preamble.

“Statement” has the meaning set forth in Section 1.3(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Net Working Capital” shall mean $5,900,000.

“Tax” or “Taxes” means (i) federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) all amounts described in clauses (i) and (ii) above payable as a result of having been a member of a consolidated, combined, affiliated or unitary group.

“Tax Return” means any return, declaration, report, estimate, information report, return statement or filing with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Territory” has the meaning set forth in Section 8.2(b).

“Total Lease Termination Payments” means the termination payments required to be paid by the Company as a result of the termination of the Truck Leases. For purposes of clarity, Sellers acknowledge and agree that any trucks subject to the Truck Leases may be retained by Buyer and/or the Company after such Truck Leases have been terminated.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Truck Leases” means the leases related to the trucks set forth on Schedule 10 hereto.

“$” means United States dollars.

ARTICLE XI

Miscellaneous

11.1. Fees and Expenses. Buyer shall pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (including Buyer’s Share of Lease Termination Payments); provided, that immediately after Closing, the Company shall pay all such costs and expenses incurred by Buyer. Sellers shall pay at Closing all costs and expenses (including any bonuses payable to the Senior Executive upon the consummation of the transactions contemplated by this Agreement) incurred by Sellers or the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees incurred by Sellers or the Company (the “Seller Expenses”).

11.2. Press Release and Announcements. None of the parties hereto nor any of their respective representatives shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided, that the party required to make such press release or public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.

11.3. Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws; provided, however, that the indemnity obligations under ARTICLE VII shall be the sole and exclusive remedy for any breach of any representation, warranty or covenant (other than for a claim of fraud, willful misconduct or intentional misrepresentation). All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

11.4. Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and Sellers. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

11.5. Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of Sellers; provided, that Buyer and the Company may assign this Agreement and its rights and obligations hereunder without such prior written consent to any of its Affiliates, any Person which provides financing to the Company, Buyer or any of their respective Affiliates, and any subsequent purchaser of Buyer, the Company or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise).

11.6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7. Counterparts. This Agreement may be executed in counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

11.8. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

11.9. Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including, without limitation, the letter of intent dated April 1, 2005, between the Company and Bain Capital NY, LLC (“Bain”).

11.10. Confidentiality Agreement. The Confidentiality Agreement dated as of March 2, 2005 by and among Buyer, Bain and the Company is hereby terminated in all respects and shall be of no further force or effect.

11.11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

11.12. Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.13. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Indiana without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana. In furtherance of the foregoing, the internal law of the State of Indiana shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.14. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

11.15. Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in South Bend, Indiana, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 11.16.

11.16. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, three business days after being sent to recipient by US First Class mail (postage prepaid), or one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Buyer, Sellers and the Company at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Company (prior to the Closing):

Blacksmith Distributing, Inc.

c/o Laszlo A. Kovach

50980 Park Ridge Court

Granger, IN 46530

with a copy to (which shall not constitute notice to the Company):

Warrick & Boyn, LLP

121 W. Franklin St., Suite 400t

Elkhart, IN 46516

Attn: James V. Woodsmall

Facsimile No.: (574) 294-7284

Company (after the Closing):

Blacksmith Distributing, Inc.

c/o Keystone Automotive Operations, Inc.

44 Tunkhannock Avenue

Exeter, PA 18643

Attn: Robert S. Vor Broker

Facsimile No.: (570) 655-8203

with a copy to (which shall not constitute notice to the Company):

Bain Capital NY, LLC

765 Fifth Avenue

New York, NY 10151

Attn: Stephen M. Zide and David Gross-Loh

Facsimile No.: (212) 421-2225

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022

Attn: Eunu Chun

Facsimile No.: (212) 446-6460

Sellers:

Melinda R. Kovach

Attila A. Kovach

52427 Sunfield Loop

Granger, IN 46530

Laszlo A. Kovach

50980 Park Ridge Court

Granger, IN 46530

with a copy to (which shall not constitute notice to Sellers):

Warrick & Boyn, LLP

121 W. Franklin St., Suite 400t

Elkhart, IN 46516

Attn: James V. Woodsmall

Facsimile No.: (574) 294-7284

Buyer:

Keystone Automotive Operations, Inc.

44 Tunkhannock Avenue

Exeter, PA 18643

Attn: Robert S. Vor Brokor

Facsimile No.: (570) 655-8203

with a copy to (which shall not constitute notice to Buyer):

Bain Capital NY, LLC

765 Fifth Avenue

New York, NY 10151

Attn: Stephen M. Zide and David Gross-Loh

Facsimile No.: (212) 421-2225

and:

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022

Attn: Eunu Chun

Facsimile No.: (212) 446-6460

11.17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

BUYER:

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

By:	/s/ Robert S. Vor Broker
	Name:	Robert S. Vor Broker
	Title:	President & CEO

COMPANY:

BLACKSMITH DISTRIBUTING, INC.

By:	/s/ Laszlo A. Kovach
	Name:	Laszlo A. Kovach
	Title:	President

SELLERS:

/s/ Attila A. Kovach
Attila A. Kovach

/s/ Melinda R. Kovach
Melinda R. Kovach

/s/ Laszlo A. Kovach
Laszlo A. Kovach